Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
April 27, 2011	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports First Quarter Net Income of $552,191

MOUNT AIRY, NC - Surrey Bancorp (the “Company”) (OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust (the “Bank”), today reported earnings for the first quarter of 2011.

For the quarter ended March 31, 2011, net income totaled $552,191 or $0.15 per fully diluted share, compared with $229,776 or $0.05 per fully diluted common share earned during the first quarter of 2010.

The increase results from an 83.2 percent reduction in the provision for loan losses. The provision decreased from $949,357 in the first quarter of 2010 to $158,897 in 2011. Over the past two years, reserves were increased due to a weak economy, which resulted in increases in impaired loans. During the first quarter of 2011, the level of impaired loans stabilized. Certain loans that were reserved in previous quarters were charged off resulting in an improvement in the overall credit quality of the loan portfolio. These factors combined to negate the need for higher reserves in the first quarter.

Loan loss reserves after charge offs were $4,649,023 or 2.57 percent of total loans as of March 31, 2011. Non-performing assets were 2.23 percent of total assets at March 31, 2011, compared to 1.72 percent on that date in 2010 and 3.19 percent at December 31, 2010. At March 31, 2011, the allowance for loan loss reserves equals 56 percent of impaired and non-performing assets, net of government guarantees.

Net interest income increased slightly from $2,154,013 in the first quarter of 2010 to $2,176,628 at the end of the first quarter of 2011. The improvement in the net interest margin is attributable to a continued reduction of deposit and borrowing costs. Noninterest income decreased 26.3 percent, from $804,760 in the first quarter of 2010 to $593,478 in the first quarter of 2011, due to the reduction in gains on the sale of government guaranteed loans. These gains totaled $212,059 in the first quarter of 2010. The Company made no sales of government guaranteed loans in the first quarter of 2011. Noninterest expenses increased in the first quarter of 2011 to $1,730,372, which represents a 4.44 percent increase from the $1,656,740 reported at the end of the first quarter of 2010. This increase is primarily from higher FDIC insurance premiums and professional fees.

Total assets as of March 31, 2011, were $225,335,216, an increase of 2.9 percent from $219,135,114 reported as of March 31, 2010. Total deposits were $184,641,921 at quarter-end 2011, a 4.9 percent increase from the $176,020,871 reported at the end of the first quarter of 2010. Net loans decreased slightly to $176,469,043, compared to $176,870,907 as of March 31, 2010.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	March 31 2011	December 31 2010	March 31 2010
	(unaudited)		(unaudited)
Total assets	$225,335	$213,652	$219,135
Total loans	181,118	178,478	182,309
Investments	33,047	26,448	28,218
Deposits	184,642	173,960	176,021
Borrowed funds	9,450	9,450	12,831
Stockholders’ equity	29,167	28,644	28,637
Non-performing assets to total assets	2.23%	3.19%	1.72%
Loans past due more than 90 days to total loans	0.22%	0.00%	0.00%
Allowance for loan losses to total loans	2.57%	3.74%	2.98%
Book value per common share	$7.88	$7.73	$7.49

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2011	2010
Interest income	$2,742	$2,783
Interest expense	565	629
Net interest income	2,177	2,154
Provision for loan losses	159	949
Net interest income after provision for loan losses	2,018	1,205
Noninterest income	593	805
Noninterest expense	1,730	1,657
Net income before taxes	881	353
Provision for income taxes	329	123
Net income	552	230
Preferred stock dividend declared	45	63
Net income available to common shareholders	$507	$167
Basic net income per share	$0.16	$0.05
Diluted net income per share	$0.15	$0.05
Return on average total assets *	1.02%	0.43%
Return on average total equity *	7.63%	3.22%
Yield on average interest earning assets	5.37%	5.41%
Cost of funds	1.24%	1.37%
Net yield on average interest earning assets	4.26%	4.19%
Overhead efficiency ratio	62.47%	55.99%
Net charge-offs/average loans	1.21%	0.10%

*	annualized for all periods presented